UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 23, 2013

UGI Utilities, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-1398	23-1174060
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2525 N. 12th Street, Suite 360, Reading, Pennsylvania		19612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 796-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 23, 2013, UGI Utilities, Inc. (the "Company") entered into a 364 day Term Loan Credit Agreement, by and between the Company and JPMorgan Chase Bank, N.A., as administrative agent (the "Term Loan Credit Agreement"). The Term Loan Credit Agreement provides for a $175,000,000 unsecured term loan facility. The Term Loan Credit Agreement generally bears interest at the Eurodollar Rate for the interest period selected plus .60%. The Term Loan Credit Agreement terminates on September 22, 2014, but the Company may prepay the Term Loan in whole or in part, without any penalty. The proceeds from the Term Loan Credit Agreement will be used to repay the Company’s $108.0 million 6.375% Senior Notes due September 30, 2013 and for other general corporate purposes.

The Term Loan Credit Agreement includes the usual and customary covenants for credit agreements of this type, including, among others, covenants relating to the maintenance of existence, payment of taxes when due, compliance with laws, maintenance of properties in good repair, maintenance of insurance, maintenance of books and records, and merger and consolidation. The Term Loan Credit Agreement also contains a financial covenant specifying that the ratio of total debt to total capitalization will not at any time exceed 0.65 to 1.00.
The Term Loan Credit Agreement also contains events of default customary for such financings, the occurrence of which would permit the lenders to accelerate the amount due thereunder. Such events of default include, without limitation, failure to pay principal and interest within five business days of the due date, failure to comply with a covenant beyond any applicable grace period, default beyond the applicable grace period for payments on other borrowings and non-monetary defaults on other borrowings, certain events of bankruptcy or insolvency of the Company and its principal subsidiaries, judgment defaults provided such judgment relates to the payment of money aggregating in excess of $25,000,000, a change in control, and material ERISA defaults.

The foregoing description of the Term Loan Credit Agreement is qualified in its entirety by reference to the Term Loan Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Additionally, the Company has agreed to enter into a Note Purchase Agreement providing for the private placement of $175 million aggregate principal amount of 4.98% Senior Notes due March 26, 2044 (the "Notes"). The private placement of the Notes is exempt from registration under the Securities Act of 1933, as amended. Interest payments on the Notes will be payable semi-annually on March 26th and September 26th of each year. The net proceeds from the sale of the Notes will be used to refinance existing debt and for other general corporate purposes. The pricing of the Notes occurred on September 26, 2013. The transaction is expected to close on October 30, 2013 and fund on March 26, 2014. The Company will file a copy of the Note Purchase Agreement following the execution of such agreement.

JPMorgan Chase Bank, N.A., has in the past, and may in the future, provide the Company and its affiliates with investment banking and advisory services for which they have received, and in the future may receive, customary compensation.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Term Loan Credit Agreement dated September 23, 2013 by and between the Company and JPMorgan Chase Bank, N.A., as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Utilities, Inc.

September 27, 2013	By:	/s/ Jessica A. Milner

Name: Jessica A. Milner
Title: Assistant Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Term Loan Credit Agreement dated September 23, 2013 by and between the Company and JPMorgan Chase Bank, N.A., as administrative agent.